As filed with the Securities and Exchange Commission on September 10, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COCA-COLA EUROPEAN PARTNERS PLC
(Exact name of registrant as specified in its charter)

England and Wales	98-1267571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pemberton House, Bakers Road
Uxbridge, UB8 1EZ, United Kingdom
+44 (0)1895 231 313
(Address and telephone number of registrant’s principal executive offices)

Coca-Cola European Partners plc UK Share Plan
Coca-Cola European Partners plc Employee Share Purchase Plan
(Full title of the plans)

The Corporation Trust Company
Corporate Trust Center
1209 Orange St.
Wilmington, DE 19801
(Name and Address of Agent For Service)

(518) 453-2130
(Telephone number, including area code, of agent for service)

Copies to:
John J. Cannon III, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, nominal value €0.01 per share	Coca-Cola European Partners plc UK Share Plan	1,500,000	$55.09	$82,635,000	$10,015.36
Ordinary Shares, nominal value €0.01 per share	Coca-Cola European Partners plc Employee Share Purchase Plan	2,500,000	$55.09	$137,725,000	$16,692.27
TOTAL		4,000,000	-	$220,360,000	$26,707.63

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, nominal value €0.01 per share (“Ordinary Shares”), of Coca-Cola European Partners plc, formerly known as Spark Orange Limited and Coca-Cola European Partners Limited (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low market prices of the Ordinary Shares as reported on the New York Stock Exchange on September 9, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements in accordance with the provisions of Rule 424 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

(a) the Registrant’s Form 20-F for the fiscal year ended December 31, 2018 (File No. 001-37791), filed on March 14, 2019;

(b) the description of the Registrant’s Ordinary Shares, registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in “Item 9.  The Offer and Listing” and “Item 10.  Additional Information,” respectively, of the Form 20-F described in, and incorporated by reference in, paragraph (a) above;

(c) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the date of the document referred to in paragraph (a) above; and

(d) all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the Ordinary Shares registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Registrant’s Articles of Association (the “Articles”), and to the fullest extent permitted by the U.K. Companies Act 2006, as amended (the “Companies Act”), and without prejudice to any indemnity to which he or she may otherwise be entitled, the Registrant may indemnify any director or former director of the Registrant or of any associated company, against any liability and may purchase and maintain insurance against any liability for such director or former director, as applicable.

Subject to certain exceptions, English law does not permit the Registrant to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Registrant.

The exceptions allow the Registrant to:

(1) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a parent, subsidiary or sister company of the Registrant) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director;

(2) provide a qualifying third-party indemnity provision that permits the Registrant to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the Registrant or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (ii) fines imposed in criminal proceedings, and (iii) penalties imposed by regulatory bodies;

(3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the Registrant itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and

(4) provide a qualifying pension scheme indemnity provision, that allows the Registrant to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

The Registrant’s directors have each been granted a qualifying third party indemnity from the Registrant in respect of liability incurred as a result of their office.

The Registrant’s directors, as well as certain senior management members, are insured under a directors and officers insurance policy to be obtained by the Registrant. The insurance policy provides for wide coverage, but the directors and officers may incur uninsured liabilities.

On August 6, 2015, the Registrant, Coca-Cola Enterprises, Inc. (“CCE”), Coca-Cola European Partners Holdings US, Inc., formerly known as Orange U.S. HoldCo, LLC, and Coca-Cola European Partners US, LLC, formerly known as Orange MergeCo, LLC (“MergeCo”), entered into a Merger Agreement (the “Merger Agreement”). The Merger Agreement provided that CCE would merge with and into MergeCo (the “Merger”), with MergeCo continuing as the surviving company and an indirect, wholly owned subsidiary of the Registrant. The Merger was part of the combination of CCE and the companies that own the Coca-Cola bottling operations in Germany, the Iberian region (i.e., Spain, Portugal and Andorra) and Iceland under the Registrant (such combination is referred to herein as the “Combination”).

Under the terms of the Merger Agreement, following the completion of the transactions contemplated therein (the “Completion”), the Registrant is required to honor and fulfill in all material respects the obligations of CCE under any and all indemnification agreements between CCE and any of its current or former directors and officers and any person who became a director or officer of CCE or any of its subsidiaries prior to the Completion (such persons, “Indemnified Persons”).

In addition, during the period commencing at the Completion and ending on the sixth anniversary of the Completion, the Registrant is required to cause the limited liability company operating agreement (and other similar organizational documents) of MergeCo to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the charters and bylaws (or other similar organizational documents) of CCE as of the date of the Merger Agreement, and during such six-year period such provisions may not be repealed, amended or otherwise modified in any manner adverse to any Indemnified Person, except as required by applicable law.

Under the terms of the Merger Agreement, during the period commencing at the Completion and ending on the sixth anniversary of the Completion, the Registrant is required to cause MergeCo to indemnify each Indemnified Person from and against any losses in connection with any proceeding to the fullest extent that CCE would have been permitted to do so under applicable law, to the extent such proceeding arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of CCE or any of its subsidiaries or other affiliates for such action or omission, or alleged action or omission, that occurred prior to or at the Completion.

Under the terms of the Merger Agreement, the Registrant is required to, as of the Completion, obtain and fully pay the premium (in each case, at the Registrant’s expense) for the extension of (i) the directors’ and officers’ liability coverage of CCE’s or any of its subsidiaries’ existing directors’ and officers’ insurance policies and (ii) CCE’s or any of its subsidiaries’ existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after Completion with respect to any claim involving any Indemnified Person in respect of acts or omissions occurring prior to Completion and with a carrier and upon terms that were reasonably acceptable to CCE and that were, with respect to coverage and amount, no less favorable than those of CCE’s or any of its subsidiaries’ existing D&O Insurance; provided that the limit on the aggregate cost of such policy that the Registrant must pay is 300% of CCE’s annual premium for D&O Insurance for the year ended December 31, 2014.

CCE’s by-laws provided that CCE would indemnify each person who is made a party to any action, suit or proceeding (civil, criminal, administrative or investigative) by reason of the fact that they were a former director, officer or employee or were serving at the request of CCE as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent allowed by Delaware law for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA, excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit or proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

3
Articles of Association of Coca-Cola European Partners plc (formerly known as Spark Orange Limited and Coca-Cola European Partners Limited)  (incorporated by reference to Exhibit 99.1 to Coca-Cola European Partners plc’s Form 6-K filed with the Securities Exchange Commission on May 30, 2019)

4.1	Rules and Trust Deed of the Coca-Cola European Partners plc UK Share Plan*

4.2	Coca-Cola European Partners plc Employee Share Purchase Plan*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Coca-Cola European Partners plc*

24	Power of Attorney (included on the signature page hereof)*

*    Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on this 10th day of September, 2019.

COCA-COLA EUROPEAN PARTNERS PLC

By:	/s/ Clare Wardle
Clare Wardle
General Counsel and Company Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Clare Wardle as his or her attorney-in-fact and agent, to sign one or more registration statements on Form S-8 and any or all amendments (including post-effective amendments) to such registration statements in connection with the registration under the U.S. Securities Act of 1933, as amended, of ordinary shares of Coca-Cola European Partners plc (the “Company”) pursuant to the Coca-Cola European Partners plc UK Share Plan and the Coca-Cola European Partners plc Employee Share Purchase Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any act in connection with any of the foregoing as fully to all intents and purposes as he or she might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. Each attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on September 10, 2019.

Name	Title

/s/ Damian Gammell	(Principal Executive Officer); Director
Damian Gammell

/s/ Manik H. Jhangiani	Chief Financial Officer
Manik H. Jhangiani	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sol Daurella	Chairman and Director
Sol Daurella

/s/ Jan Bennink	Director
Jan Bennink

/s/ José Ignacio Comenge Sánchez-Real	Director
José Ignacio Comenge Sánchez-Real

/s/ Francisco Crespo Benítez	Director
Francisco Crespo Benítez

/s/ Christine Cross	Director
Christine Cross

/s/ Irial Finan	Director
Irial Finan

/s/ Javier Ferrán	Director
Javier Ferrán

/s/ Nathalie Gaveau	Director
Nathalie Gaveau

/s/ Álvaro Gómez-Trénor Aguilar	Director
Álvaro Gómez-Trénor Aguilar

/s/ Orrin H. Ingram II	Director
Orrin H. Ingram II

/s/ Thomas H. Johnson	Director
Thomas H. Johnson

/s/ Dagmar Kollmann	Director
Dagmar Kollmann

/s/ Alfonso Líbano Daurella	Director
Alfonso Líbano Daurella

/s/ Lord Mark Price	Director
Lord Mark Price

/s/ Mario Rotllant Solá	Director
Mario Rotllant Solá

/s/ Garry Watts	Director
Garry Watts

/s/ Joyce King-Lavinder	Authorized Representative
Joyce King-Lavinder Vice President Tax	in the United States

EXHIBIT INDEX

Exhibit Number	Description

3
Articles of Association of Coca-Cola European Partners plc (formerly known as Spark Orange Limited and Coca-Cola European Partners Limited) (incorporated by reference to Exhibit 99.1 to Coca-Cola European Partners plc’s Form 6-K filed with the Securities Exchange Commission on May 30, 2019)

4.1	Rules and Trust Deed of the Coca-Cola European Partners plc UK Share Plan*

4.2	Coca-Cola European Partners plc Employee Share Purchase Plan*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Coca-Cola European Partners plc*

24	Power of Attorney (included on the signature page hereof)*

*    Filed herewith.